EXHIBIT (14.2)

CODE OF BUSINESS CONDUCT

This Code of Business Conduct ("Code") provides a statement of expectations regarding the conduct and ethical standards that each director, officer, and employee should adhere to while acting on behalf of the Company (Paul Mueller Company; Mueller Field Operations, Inc.; and Mueller Transportation, Inc.).  Each director, officer, and employee is required to read and become familiar with the standards described in this Code.  It is not intended to and does not in any way constitute an employment contract or the assurance of continued employment or association.

All directors, officers, and employees of the Company are expected to adhere to the standards specified in this Code.  Any conduct or action that violates this Code will be subject to disciplinary action, which may include immediate termination.

Administration

The Audit Committee of the Board of Directors of the Company (the "Audit Committee") is responsible for setting the Standards of Business Conduct contained in this Code, updating these standards as it deems appropriate to reflect changes in the legal and regulatory atmosphere applicable to the Company and for monitoring and enforcing the Code.  The Company's Senior Vice President and Chief Financial Officer will act as the compliance officer (the "Compliance Officer") and will see that procedures are designed to implement this Code and to ensure that they are operating effectively.  It is the individual responsibility of each director, officer, and employee of the Company to comply with this Code.

Annual Certification

All directors, officers, and employees in designated job positions shall annually certify compliance with this Code.

Reporting Instances of Possible Non-Compliance

Any exceptions to, deviations from, violations, or suspected violations of this Code shall be immediately reported to the Compliance Officer or to a member of the Audit Committee.  The Company wants it clearly understood that adherence to this Code carries the highest priority.

There can be no retaliation for making a report.  Identities of those making a report will remain confidential to the extent practical.  Any employee reporting in good faith a possible violation shall not be disciplined for so reporting, provided the employee is not involved in a violation of the Code.

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Violations of the Code

Violations of this Code will result in discipline up to and including discharge.  Disciplinary action will be taken against any individual who is found to have authorized, condoned, participated in, or concealed actions that violate this Code and against any individuals who retaliate, directly or indirectly, or encourage others to retaliate against an employee who reports a violation of this Code.  Suspected illegal action and the violators will be reported to the appropriate authorities.

Conflict of Interest

A principal purpose of this Code is to provide guidance for individuals to enable them to avoid situations in which personal activities and financial affairs are, or may appear to be, in conflict with their responsibility to act in the best interest of the Company at all times.  It is not practical to describe every conceivable situation that may involve a conflict of interest; and the types described below should not be considered all inclusive.

Generally speaking, a conflict of interest exists when an obligation or a situation resulting from an individual's personal activities or financial affairs may adversely influence their judgment in the performance of their duties to the Company.  There may be cases in which an apparent conflict of interest is more theoretical than real; but it is important to resolve such doubtful cases promptly.

A conflict of interest may exist when a director, officer, or employee, or one of their close relatives, directly or indirectly, owns any beneficial interest in an entity which is a competitor of the Company or which has a current or prospective business with the Company, such as a supplier, lessor, or contractor, and when such director, officer, or employee may be able to influence such business with the Company.

A conflict of interest may exist when a director, officer, or employee, or one of their close relatives, serves as a director, officer, employee, consultant, or agent of an entity which is a competitor of the Company or which has a current or prospective business with the Company as a supplier or customer, or serves as an intermediary for the benefit of a third party in transactions involving the Company.

For purposes of the Code, "close relatives" shall include a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

A conflict of interest may exist when a director, officer, or employee undertakes to engage in an independent business venture or to perform work or services for another business organization to the extent the activity prevents such director, officer, or employee from devoting the time and effort to the Company's business that their position requires.

A conflict of interest may exist when a director, officer, or employee uses confidential Company information or other corporate assets for personal profit.

Conflicts of interest are prohibited as a matter of policy, except under guidelines approved by the Audit Committee.  If there is an actual or potential conflict of interest or perception of a conflict of interest, the director, officer, or employee must make full disclosure and must not participate in the matter giving rise to the conflict.  Such director, officer, or employee may, in accordance with such procedures, be asked to refrain from participating in and/or making decisions concerning any business that is related to the matter in which there is an actual or potential conflict of interest.

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Information about the existence of any situation that may involve a violation of this policy must be promptly reported to your supervisor or directly to the Compliance Officer.  If the employee seeks guidance from the employee's supervisor and the supervisor believes that a potential conflict of interest exists, the employee shall refer the matter directly to the Compliance Officer.  The Compliance Officer shall initially review such information, make such additional investigation as may be desirable, and report his findings and recommendations for disposition to the Audit Committee.  Directors, officers, or employees who knowingly fail to disclose conflicts of interest are subject to disciplinary action, including dismissal or removal from office.

Gratuities

A conflict of interest may arise when a director, officer, or employee (or one of their close family members) accepts any gratuity from any person or organization that is a competitor, supplier, or customer of the Company.  The definition of "gratuity" includes, but it not limited to, items for personal use, such as money, gifts, merchandise, trips, sporting event tickets, meals, travel tickets, etc.  Directors, officers, and employees in situations that may involve the receipt of gratuities must use their best judgment and assess the appropriateness of the gratuity in the circumstances.  In the case of doubt, the employee should consult their supervisor before accepting a gratuity; and in the case of directors or officers, the Audit Committee should be consulted.  A gratuity does not include loans from financial institutions on customary terms, articles of nominal value ordinarily used for sales promotion, or ordinary business meals or reasonable entertainment expenses consistent with social and business custom.  A director, officer, or employee shall not accept any gratuity from a competitor, supplier, or customer that may tend to limit the recipient from acting solely in the best interest of the Company in dealing with such persons or organizations.  The gratuity must always be unsolicited and reasonable and appropriate under the circumstances as described above in this paragraph and shall never consist of money.  At the end of each month during which a gratuity having a value of $50 (excluding meals and customer business entertainment) or more is accepted, it is the responsibility of the employee accepting the gratuity to complete a report for their supervisor listing all of the gratuities received during the month that are over the established threshold of $50.  Directors and officers are expected to complete similar reports and provide the information to the Audit Committee.  Under no circumstances shall a director, officer, or employee or members of their families receive any form of kickback, bribe, unauthorized rebate or other unauthorized payments whether in money, property or services to perform his/her duties to the advantage of any other person, business organization, or company.

Misappropriation of Business Opportunities

A conflict of interest may exist when a director, officer, or employee, without the knowledge and consent of the Audit Committee, appropriates to himself/herself or to another person or organization the benefit of any business venture, opportunity, or potential about which such director, officer, or employee learns or develops, in the course of their employment or association with the Company, and which is related to any current or prospective business of the Company.

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Confidential or Proprietary Information

Directors, officers, and employees may come to have access to the Company's confidential or proprietary information concerning personnel, products, technology, strategic, business, financial, and other matters.  This information may also include such items as trade secrets, software, or other intellectual property rights.  This information may be confidential, whether or not it is specifically identified as such.  It is our policy to keep confidential the Company's critical and proprietary information unless the person is authorized to disclose the information.  In addition to this policy, there may be legal obligations on individuals to maintain confidentiality of the Company's information.  For instance, directors and officers have fiduciary duties of loyalty and care to the Company and its shareholders.  These duties often will require directors and officers to maintain the confidentiality of Company information when it is in the best interest of the Company to do so.

Any Company information created in the course of employment or association belongs to the Company.  Employees leaving the Company must return all written proprietary information in their possession.  A director's, officer's, or employee's obligation to protect the Company's proprietary and confidential information continues even after he/she leaves the Company.

Misappropriation of Company Assets

A conflict of interest exists when a director, officer, or employee, without the knowledge and consent of Company management, steals for themselves or for another person or organization any property or asset, tangible or intangible, of the Company in the course of their association or employment.

Compliance with Laws, Rules, and Regulations

It is expected that all directors, officers, and employees of the Company will comply in all respects with federal, state, and local laws and regulations that apply to the business of the Company.  In addition, directors, officers, and employees will comply with workplace policies and applicable laws and regulations.

Employees involved with international business transactions are expected to comply with the Foreign Corrupt Practices Act; Anti-Boycott laws; export restrictions and customs, duties, and import restrictions in countries in which business is done; and to observe laws with respect to sanction countries, tariffs, and drug trafficking organizations.  Individuals dealing in international business transactions should consult a Company officer to obtain guidance from legal counsel in this area.

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Company funds, assets, and services shall not be used for non-business purposes without proper approval nor be used for any purpose that is unlawful or for any purpose other than what is described in documents supporting the payment.

Directors, officers, and employees are to comply with the antitrust laws of the countries in which the Company operates that prohibit agreements with competitors regarding pricing, terms or conditions of sale, or allocation of products, business markets, customers or territories.  Employees who must deal directly or indirectly with a competitor are to obtain a working knowledge of and abide by applicable antitrust laws.  Sharing certain types of information with competitors under some circumstances can violate the law.  To avoid any appearance of impropriety or illegality, any discussion or communication of any kind with a competitor relating to pricing, production, marketing, inventories, product development, sales territories and goals, market studies, and proprietary or confidential information is prohibited.  In situations where a competitor is also a supplier or customer, providing or receiving certain information regarding production, product development and other confidential information may be appropriate, but no information should be provided or accepted without advice from legal counsel and approval by an officer of the Company regarding the types of information to be provided and establishment of procedures and controls to assure that compliance with the law is maintained.

The Company and its employees, officers, and directors will not engage in any illegal or improper acts to acquire a competitor's trade secrets, customer lists, or information about the competitor's facilities, technical developments, or operations.

Public Reporting

Company management is committed to providing investors with full, fair, accurate, timely, and understandable disclosures and periodic reports that are required to be submitted to the Securities and Exchange Commission and in other public communications.  Therefore, Company management will:

--	comply with generally accepted accounting principles at all times;
--	maintain a system of internal accounting controls that will provide reasonable assurance to management that all transactions are properly recorded;
--	maintain books and records that accurately and fairly reflect the Company's transactions;
--	prohibit the establishment of any undisclosed or unrecorded funds or assets;
--	maintain a system of disclosure controls that will provide reasonable assurance to management that material information about the Company is made known to management; and
--	present clear and full disclosure in its public filings.

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Management considers its disclosure obligations to be of critical importance and expects its directors, officers, and employees to provide necessary information promptly as it relates to public disclosure requirements.

Insider Trading

It is illegal, and a violation of our policy, to buy or sell Paul Mueller Company stock (or recommend the purchase or sale of the stock) if an individual possesses material, nonpublic (inside) information about the Company.  It is also illegal and a violation of our Code to divulge material, nonpublic information to any person who may trade in Paul Mueller Company's stock and is not under an obligation to maintain the confidentiality of such information.  Information is "material" if it is likely to have a significant effect on the price of the stock or if it is likely to be considered important by a reasonable investor in deciding whether to buy or sell the stock.  Information is "nonpublic information" if it has not been widely distributed to the investing public.  Federal law provides for significant fines and jail time for buying or selling or recommending purchase or sale of stock based on nonpublic information or divulging or "tipping" nonpublic information to someone else who then buys or sells stock.  Any questions regarding insider trading should be directed to the Compliance Officer.

Records and Data

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General -- Our financial records are relied upon to produce accurate reports for management, shareholders, creditors, government entities, and others.  All accounting records and reports produced from those records shall be kept and presented in accordance with the laws of each applicable jurisdiction and must accurately and fairly reflect the Company's assets, liabilities, revenues, and expenses.  False or intentionally misleading entries in the Company's accounting records are prohibited, as are intentional misclassifications of the transactions between accounts, departments, or accounting periods.  All transactions must be recorded with care and honesty and must be supported by accurate documentation and sufficient detail to merit their review and audit.  All transactions are to be recorded in the proper account and in the proper accounting period.  No secret or special books or records may be maintained for any purpose.  Compliance with generally accepted accounting principles and the Company system of internal accounting controls is required at all times.

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Expense Reports -- All expense reports must accurately reflect the actual expenses incurred by an individual on behalf of the Company.  It must be apparent from the expense report as to the purpose of the expenditure; the amount; and if there is/are business entertainment or business meals, the name or names of persons involved, their company affiliation, and their titles must be disclosed.  False or intentionally misleading entries are prohibited, as are the misclassification of expense.

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Record Retention -- It is our policy to maintain our business records for as long as they are reasonably needed and at least as long as they are required by applicable law or in accordance with the Company's policy on retention of records.  It is the Company's policy that no record shall be destroyed if that record reasonably relates to an actual or reasonably anticipated investigation or proceeding of a court or other governmental authority.

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Data Security -- Data is a critical asset of the Company.  It includes all forms of information needed to conduct business.  All directors, officers, and employees are responsible for protecting data within their assigned area of control, from modification, destruction, or disclosure.  Data pertaining to customers, pricing, forecasts, financial, and planning information are examples of the types of data to be safeguarded and used only for the best interest of the Company.

Political Activities and Corporate Contributions

No Company funds or assets will be loaned or contributed to any political party or organization or to any individual who holds or is a candidate for public office, except where permitted by applicable law.  Prior written authorization must be obtained from the Audit Committee for any political contributions.

In state and local election campaigns, political contributions by corporations may be prohibited.  Therefore, when questions arise as to political contributions to state and local campaigns, contact the Compliance Officer.

It is our policy to encourage individual participation in the political process as long as the individual does it on their own time and at their own expense.  The policy does not prohibit individuals from making political contributions from personal funds or from expressing individual views with respect to legislative or political matters, so long as they make it clear that their views and actions are not those of the Company.

Waiver and Disclosure

Any waiver of any provision of this Code for officers or directors may be made only by a majority of the full Board of Directors and any such waiver, along with the reasons for the waiver, must be promptly disclosed to investors and regulatory agencies and authorities, including NASDAQ, as may be required by applicable laws, rules and regulations, including, without limitation, the corporate governance rules of NASDAQ.

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Paul Mueller Company

Code of Business Conduct

Compliance Certification Plan

2004 Certification:

I certify that I have read, understand, and agree to comply with, and, to the best of my knowledge, have not violated the Paul Mueller Company Code of Business Conduct (the "Code").  With respect to the areas of Paul Mueller Company for which I am directly responsible and/or familiar, I certify that to the best of my knowledge as of the date of this certification:

1.	There have been no violations of the Code during the past twelve months.
2.	All employees of Paul Mueller Company whom I direct have been required to comply with lawful business conduct as set forth in the Code.

Signature _______________________________	Date ______________________

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